UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 200, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 8, 2009, ARCA biopharma, Inc. entered into an equity distribution agreement (the “Agreement”) with Wedbush Morgan Securities, Inc. (“Wedbush”) under which we may, from time to time, offer and sell our common stock having aggregate sales proceeds of up to $10,000,000 through Wedbush, or to Wedbush, for resale. Sales of our common stock through Wedbush, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Market or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and Wedbush. Wedbush will use commercially reasonable efforts to sell our common stock from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). We will pay Wedbush a commission, or allow a discount, as the case may be, in each case equal to 4.5% of the gross sales proceeds of any common stock sold through Wedbush as agent under the Agreement. We have agreed to reimburse Wedbush for certain expenses incurred by them in connection with the offering, up to an aggregate of $125,000, plus up to an additional $18,000 per calendar quarter related to ongoing maintenance, due diligence expenses and other expenses associated therewith; provided, however, that in no event will we be liable for any such quarterly expenses in excess of $225,000 in the aggregate.

Under the terms of the Agreement, we also may sell our common stock to Wedbush, as principal for its own account, at a price to be agreed upon at the time of sale.

The Agreement is filed as Exhibit 10.1 to this report, and the description of the Agreement is qualified in its entirety by reference to such exhibit. This report also incorporates by reference the Agreement into the shelf registration statement on Form S-3 (File No. 333-148288) previously filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Equity Distribution Agreement, dated December 8, 2009, between ARCA biopharma, Inc. and Wedbush Morgan Securities, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2009

ARCA biopharma, Inc. (Registrant)

By:	/s/ MICHAEL R. BRISTOW
Name:	Michael R. Bristow
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Equity Distribution Agreement, dated December 8, 2009, between ARCA biopharma, Inc. and Wedbush Morgan Securities, Inc.